Exhibit 99.1

Maloney to Take Medical Leave

SANTA CLARA, Calif., March 1, 2010 – Intel Corporation said today that Sean Maloney, executive vice president, is taking a medical leave of absence after suffering a stroke at his home.

Maloney’s prognosis for a full recovery is excellent and he is expected to resume all of his business responsibilities after a period of recuperation which is thought to be several months, the company said.   His duties in the interim will be assumed by Dadi Perlmutter, also executive vice president and co-general manager (with Maloney) of the Intel Architecture Group.

“I visited with Sean and his sense of humor and determination to return to work fill the room” said CEO Paul Otellini.  “We wish him a speedy recovery and look forward to his return.”

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CONTACT:             Chuck Mulloy
Media Relations
408-765-3484
cmulloy@intel.com